EXHIBIT 10.7

Summary Description of
Named Executive Officer Compensation

As part of the Company’s general salary and wage reductions, on February 23, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of TETRA Technologies, Inc. (the “Company”), at the request of Company management, approved reductions in the base annual salaries of certain officers of the Company, including certain of the officers who were identified as named executive officers in the Company’s 2015 proxy statement. The salary reductions will commence on March 5, 2016 and continue through August 5, 2016, unless they are thereafter extended by the Compensation Committee. The effect of such salary reductions for the named executive officers is to reduce their respective annual base salaries by ten percent (10%) for the six-month period from February 6, 2016 (the first date that the Company’s general salary and wage reductions became effective) through August 5, 2016. The following table sets forth the reduced effective base salaries for such six month period, unless such reduction is extended by the Compensation Committee.

Named Executive Officer	Title	Previous Base Salary	New Effective Base Salary	Effective Reduction (%)
Stuart M. Brightman	President and Chief Executive Officer	$624,998	$562,499	10%
Elijio V. Serrano	Senior Vice President and Chief Financial Officer	$411,590	$370,431	10%
Joseph Elkhoury	Senior Vice President and Chief Operating Officer	$450,000	$405,000	10%
Peter J. Pintar	Senior Vice President	$370,240	$333,216	10%

There have been no other changes in compensation for current officers who were identified as named executive officers in the Company's 2015 proxy statement.